Exhibit 99.1

[Affinia Letterhead]

January 8, 2014

Steven E. Keller

1101 Technology Dr.

Ann Arbor, MI 48108

Re: Retention Bonus, RSUs and Employment Agreement

Dear Steve:

Reference is made to (i) your Amended and Restated Employment Agreement with Affinia Group Inc. (“Affinia”), dated December 15, 2008, as amended August 11, 2010 and August 29, 2012 (the “Employment Agreement”), and (ii) your Restricted Stock Unit Agreement with Affinia Group Holdings Inc. (“Holdings”), dated as of October 18, 2010, as amended (the “RSU Agreement”). Capitalized terms used herein without definition have the meanings assigned to such terms under your Employment Agreement.

This letter agreement (the “Letter Agreement”) is intended to memorialize the agreement between you, Affinia and Holdings concerning your assistance with transition duties in the upcoming months as Affinia prepares to relocate its headquarters to North Carolina. Accordingly, you, Affinia, and Holdings agree to the following:

1. Retention Bonus. You will be paid a retention bonus (the “Retention Bonus”) of $250,000 to be paid in a lump sum on the first payroll date on or following the first to occur of (i) June 30, 2014, provided you remain employed through such date, (ii) the termination of your employment by Affinia other than for Cause, (iii) the termination of your employment due to your death or Disability, or (iv) your resignation for Good Reason, provided that the relocation of the corporate headquarters shall not be a basis for you to resign for Good Reason (the first of such dates to occur, the “Payment Date”). For the avoidance of doubt, the Retention Bonus shall be in addition to any other amounts you are owed under the Employment Agreement, the RSU Agreement or any other plans, programs or arrangements of Affinia, Holdings or its affiliates (and shall not otherwise reduce any such amounts). You will forfeit your right to receive the Retention Bonus in the event of your termination for Cause

2. Restricted Stock Units. You currently hold restricted stock units (“RSUs”) pursuant to your RSU Agreement, which entitles you to be issued shares of common stock of Holdings in the event a Vesting Event (as defined in the RSU Agreement) occurs during your employment with Holdings or its affiliates or within a specified period following the date of your Qualifying Termination (as defined in the RSU Agreement). You acknowledge that you have been given an opportunity to choose whether to (i) accept a cash payment of $600,000 in consideration for your surrender and forfeiture of your rights under your RSU Agreement to be paid within thirty days following the Payment Date, or (ii) retain your RSUs, subject in all events to the terms and conditions of your RSU Agreement. You acknowledge that you hereby elect to accept a cash payment of $600,000 (the “RSU Settlement Amount”), contingent upon the terms and conditions set forth in this Letter Agreement, in full satisfaction of your rights under your RSU Agreement, which agreement will be terminated effective as of the date set forth above. The RSU Settlement Amount will be paid to you in a lump sum within thirty (30) days following the Payment Date. You will not be entitled to receive the RSU Settlement Amount or any other payment or distribution in respect of your RSUs if your employment with Holdings or its affiliates is terminated for Cause or you voluntarily terminate your employment with Holdings or its affiliates other than for Good Reason, as such definition is modified above.

3. Repurchase of Common Stock. Within thirty (30) days of your termination of employment, Holdings will repurchase all of the shares of Holdings common stock, par value $0.01 per share (the “Common Stock”), that you hold for a purchase price per share of Common Stock equal to the fair market value per share on the date of payment as determined by the Compensation Committee of the Board in good faith, consistent with past practice.

4. Deferred Compensation Plan. Provided your employment is not terminated by Affinia for Cause (as defined in your Employment Agreement), for purposes of the Affinia Group Senior Executive Deferred Compensation and Stock Award Plan, your termination of employment will be deemed a separation from service due to Retirement, as defined in such plan.

5. Waiver of Right Not to Extend Employment Term. Affinia acknowledges that it waives its right under Section 7(d)(i)(B) of the Employment Agreement not to extend the Employment Term.

6. Indemnification. With respect to your service as an officer and as an employee of Affinia through your termination of employment, Affinia and its affiliates: (a) shall indemnify and hold you harmless (including advancement of reasonable legal fees, if applicable) to the maximum extent provided by Affinia’s By-Laws as in effect from time to time with respect to officers and directors of Affinia and its affiliates, subject to the general terms and conditions of such By-Laws; and (b) agree that you will remain a beneficiary of or, if by such policy’s terms you are not a beneficiary, you will receive the same benefits as a beneficiary of the Affinia directors and officers or fiduciary liability policy on terms as least as favorable as currently in effect with respect to all periods of your employment.

7. Section 409A. In the event you are a specified employee, as defined under Section 409A, at the time of your termination of employment, any payments that are due to you will be delayed for six months to the extent necessary to avoid subjecting you to additional or accelerated tax under Section 409A.

Except as specifically set forth in this Letter Agreement, the terms and conditions of your Employment Agreement and RSU Agreement shall continue in full force and effect.

Sincerely,

AFFINIA GROUP INC.

/s/ Terry R. McCormack
By: Terry R. McCormack
Title: President and Chief Executive Officer

AFFINIA GROUP HOLDINGS INC.

/s/ Terry R. McCormack
By: Terry R. McCormack
Title: President and Chief Executive Officer

Agreed and Accepted:

/s/ Steven E. Keller
Steven E. Keller

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